Exhibit 9

Opinion of and Consent of Counsel

December, 2007

Massachusetts Mutual Life Insurance Company

1295 State Street

Springfield, MA 01111

Re: Post-Effective Amendment No. 8 to Registration Statement No. 333-95851 filed on Form N-4

Ladies and Gentlemen:

This opinion is furnished in connection with the filing of Post-Effective Amendment No. 8 to Registration Statement No. 333-95851 filed on Form N-4 under the Securities Act of 1933 for Massachusetts Mutual Life Insurance Company’s (“MassMutual”) individual certificate issued under a group deferred variable annuity contract with flexible purchase payments (the “Certificate”). Massachusetts Mutual Variable Annuity Separate Account 4 issues the Certificate.

As an attorney for MassMutual, I provide legal advice to MassMutual in connection with the operation of its variable products. In such role I am familiar with Post-Effective Amendment No. 8 to Registration Statement No. 333-95851 for the Certificate. In so acting, I have made such examination of the law and examined such records and documents as in my judgment are necessary or appropriate to enable me to render the opinion expressed below. I am of the following opinion:

1. MassMutual is a valid and subsisting corporation, organized and operated under the laws of the state of Massachusetts and is subject to regulation by the Massachusetts Commissioner of Insurance.

2. Massachusetts Mutual Variable Annuity Separate Account 4 is a separate account validly established and maintained by MassMutual in accordance with Massachusetts law.

3. The Certificate, when properly issued, is a legal and binding obligation of, MassMutual enforceable in accordance with its terms and applicable state and federal law.

I hereby consent to the use of this opinion as an exhibit to this Registration Statement.

Very truly yours,

/s/ JAMES M. RODOLAKIS

James M. Rodolakis

Second Vice President and

Associate General Counsel